Arca U.S. Treasury Fund

(the “Fund”)

Supplement dated December 5, 2024 to
the Statement of Additional Information (“SAI”) dated May 1, 2024

This supplement provides updated information beyond that contained in the Fund’s Prospectus and SAI and should be read in conjunction with the Fund’s Prospectus and SAI.

Effective immediately, each of the tables entitled “Independent Trustees” and “Officers”, respectively, beginning on page 7 of the SAI are deleted in their entirety and replaced with the following:

Trustees and Officers

Unless otherwise indicated in the table below, the address of each Trustee and officer of the Fund is c/o Arca Capital Management, LLC, 4151 Redwood Ave., Suite 206 Los Angeles, CA 90066. Additional information about the Trustees and officers of the Fund is provided in the table below.

 Independent Trustees

Name, Address and Age	Position(s) with the Fund/Term of Office	Principal Occupation(s) During the Past Five Years	Number of Portfolios in Fund Complex* Overseen by Trustee	Other Directorships/ Trusteeships Held During the Past Five Years
Bruce H. Park, 46	Trustee since 2019	VP Treasury, Molina Healthcare (2018 - Present)	1	Director, Matrix Partners India Investments IV, LLC (2022 - Present)
Daniel A. Strachman, 52	Trustee since 2019	Managing Director, A&C Advisors LLC (corporate governance consulting for the investment management industry) (Sept. 2001 – Present); Co-Founder IMDDA, Inc. (due diligence education for the hedge fund, mutual fund and private equity fund industries) Dec 2015- present	1	Takumi Capital Management, LP (Sept. 2014 - Present); DCIG Capital Fund, Ltd (March 2018 - Present); Glide Fund SPC Ltd and Glide Master Fund SPC Ltd (Feb. 2019 - Present)
Micheal Ceccato, 67	Trustee and Audit Committee Chairman since 2024	Senior Vice President and Compliance Officer, U.S. Bank N.A. (March 2018 – July 2023); Senior Vice President (March 2015 – July 2023) and Chief Fund Compliance Officer, U.S. Bank Global Fund Services, LLC (September 2009 – July 2023); Chief Compliance Officer, Anti-Money Officer and Vice President, Advisor Series Trust (September 2009 – May 2023) and Total Fund Solution Trust (October 2022 – July 2023)	1	N/A

Interested Trustees

Name, Address and Age	Position(s) with the Fund/Term of Office	Principal Occupation(s) During the Past Five Years	Number of Portfolios in Fund Complex* Overseen by Trustee	Other Directorships/ Trusteeships Held During the Past Five Years
Philip Liu, 51	Trustee, Chairman of the Board since 2019	Co-Founder and Chief Investment Officer, Arca Capital Management LLC (Nov. 2019 – present); Co-Founder and Chief Legal Officer, Praesidium Partners, Inc. (parent holding company), and Arca Investment Management, LLC (investment adviser) (May 2018 - present)	1	N/A

Officers

Name, Address and Age	Position(s) with the Fund/Term of Office	Principal Occupation(s) During the Past Five Years
Jeffrey M. Dorman, 44	Portfolio Manager and Chief Investment Officer since December 2019	Co-Founder and Chief Investment Officer, Arca Capital Management LLC, Praesidium Partners, Inc. (parent holding company), and Arca Investment Management, LLC (investment adviser) (May 2018 - present)
Philip Liu, 51	Chief Executive Officer since December 2019	Co-Founder and Chief Legal Officer, Arca Capital Management LLC (Nov. 2019 – present); Co-Founder and Chief Legal Officer, Praesidium Partners, Inc. (parent holding company) and Arca Investment Management, Inc. (investment adviser) (May 2018 – present)
Vance Jeffery Sanders, 57	Chief Financial Officer since February 2021	Chief Financial Officer, Praesidium Partners, Inc. (January 2021 - Present); President, CFO 5280, LLC (June 2018 – Present); President, Oswego Holdings, LLC (Sept. 2013 – Present)
Robert Spengler, 44	Chief Compliance Officer since November 2024	Senior Principal Consultant, Foreside Fund Officer Services, LLC, December 2020 – Present; Vice President, Compliance and Regulatory Consulting, Duff & Phelps, June 2018 – December 2020

Name, Address and Age	Position(s) with the Fund/Term of Office	Principal Occupation(s) During the Past Five Years
Alyssa Miller, 29	Secretary since August 2022	Associate Legal Counsel, Ultimus Fund Solutions, LLC (August 2021 – present); Student, Suffolk University School of Law (2018 – 2021)
Jesse Hallee, 47	Assistant Secretary Since August 2022	Senior Vice President and Associate General Counsel (2022 – Present) and Vice President and Senior Managing Counsel (2019 - 2022), Ultimus Fund Solutions, LLC; Vice President and Managing Counsel, State Street Bank and Trust Company (2013 -2019)

*	The term “Fund Complex” refers to the Arca U.S. Treasury Fund.

The Fund’s Statement of Additional Information includes additional information about certain of the Trustees and is available free of charge, upon request, by calling toll-free at 1-800-445-3148 or by visiting arcalabs.com.